For Immediate Release
BofI Holding, Inc. Announces Record Fourth Quarter Net Income, Up 54.5%
Q4 Diluted EPS Increases 28.0%; Full Year Diluted EPS Increases 24.6%

SAN DIEGO, CA - (MARKETWIRE) - August 9, 2012 - BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent of BofI Federal Bank (the “Bank”), today announced financial results for the fourth fiscal quarter ended June 30, 2012. Net income was a record $8,565,000 an increase of 54.5% over net income of $5,545,000 for the quarter ended June 30, 2011. Earnings attributable to BofI's common stockholders were $8,187,000 or $0.64 per diluted share for the quarter ended June 30, 2012, an increase of 28.0% from $5,467,000 or $0.50 per diluted share for the quarter ended June 30, 2011.

Fourth Quarter Fiscal 2012 Financial Summary:

Three Months Ended June 30,	Q4 Fiscal 2012	Q4 Fiscal 2011	YOY Change
	(Dollars in Thousands)
Net Interest Income	$21,590	$16,415	31.5%
Non-Interest Income	$4,958	$2,020	145.4%
Net Income	$8,565	$5,545	54.5%
Core Earnings (1)	$8,817	$5,213	69.1%
Net Income Attributable to Common Stockholders	$8,187	$5,467	49.8%
Diluted EPS	$0.64	$0.50	28.0%

(1) Core earnings is a non-GAAP measure that excludes realized and unrealized gains and losses associated with our securities portfolios.

Net income was $29,476,000 for the fiscal year ended June 30, 2012 an increase of 43.2% over $20,579,000 earned for the fiscal year ended June 30, 2011. Earnings attributable to BofI's common stockholders were $28,205,000 or $2.33 per diluted share for the 2012 fiscal year, an increase of 24.6% from $20,270,000 or $1.87 per diluted share for the fiscal year ended June 30, 2011.

“We finished the year with positive trends across each of our key performance indicators and businesses,” remarked Greg Garrabrants, President and Chief Executive Officer. “We posted record net income for the quarter and the fiscal year. Our net interest margin increased to 3.80% this quarter, up 8 basis points when compared to last quarter and up 11 basis points compared to the fourth quarter of fiscal 2011. Gain on sale from our mortgage banking business reached a new high of $4.5 million for the fourth quarter of fiscal 2012. Our loan portfolio grew 30% year-over-year and our non-performing assets fell to 77 basis points, down from 99 basis points at the end of fiscal 2011. Our deposit mix moved to 43% checking and savings at the end of the fiscal year, up from 26% at the end of fiscal 2011. Having accomplished many of our goals this year, we will continue to build a strong foundation for our future growth.”

The increase in earnings for the quarter ended June 30, 2012 was primarily the result of increased net interest income and non-interest income. Net interest income increased 31.5% this quarter compared to the fourth quarter of 2011 due to an increase in average interest-earning assets of $489.8 million. The primary reason for the increase in average interest-earning assets was due to growth in the loan portfolio, where the average balance increased $524.9 million. Non-interest income was $4,958,000 for the quarter ended June 30, 2012 an increase of $2,938,000 compared to $2,020,000 for the quarter ended June 30, 2011. Increased mortgage banking volume, particularly sales of non-agency loans, during the fourth quarter of fiscal 2012 was the primary reason for the 145.4% growth in non-interest income year over year. The increase in net interest income and non-interest income in the fourth quarter of fiscal 2012 was partially offset by higher operating expenses year over year. Core earnings, which exclude the after-tax impact of gains and losses associated with our securities portfolio, increased 69.1% to $8,817,000 for the quarter ended June 30, 2012 compared to $5,213,000 for the quarter ended June 30, 2011.

Other Highlights:

•	Loan portfolio grew by $395.5 million or 29.8% compared to June 30, 2011

•	Loan originations grew to $1.4 billion for fiscal 2012, up 69.2% compared to fiscal 2011

•	Deposits grew by $274.8 million, or 20.5% compared to June 30, 2011

•	Asset quality remains strong with total non-performing assets of 0.77% of total assets and non-performing loans equal to 0.98% of total loans at June 30, 2012

•	Tangible book value increased to $15.82 per share, up $2.15 compared to June 30, 2011

•	Tier 1 capital improved to 8.62% compared to 7.99% at June 30, 2011

•	Total assets reached $2,386.8 million, up $446.7 million or 23.0% compared to June 30, 2011

Fourth Quarter 2012 Income Statement Summary
During the quarter ended June 30, 2012, BofI earned $8,565,000 or $0.64 per diluted share compared to $5,545,000, or $0.50 per diluted share for the three months ended June 30, 2011. Net interest income increased $5,175,000 or 31.5% for the quarter ended June 30, 2012 compared to June 30, 2011. Average earning assets grew year over year by $489.8 million and our net interest margin was 3.80% compared to 3.69% for the quarters ended June 30, 2012 and 2011, respectively.

Loan loss provision was $2,100,000 for the quarter ended June 30, 2012 as compared to $1,450,000 for June 30, 2011. Growth in the loan portfolio in fiscal 2012 required an increase in loan loss provisions.

For the fourth quarter ended June 30, 2012, non-interest income was $4,958,000 compared to $2,020,000 for the three months ended June 30, 2011. The increase was primarily due to gain on sale of mortgage loans which was $4.5 million for the quarter ended June 30, 2012. Prepayment penalty income increased in the fourth quarter of fiscal 2012 to $548,000, up from $48,000 due to more loans prepaying in fiscal 2012.

Non-interest expense or operating costs increased $2,346,000, to $10,012,000 for the quarter ended June 30, 2012 from $7,666,000 for the three months ended June 30, 2011. The increase was mainly a result of an increase in compensation expense of $1,103,000 related to additional staffing added during the year, an increase in data processing expense of $312,000 and an increase in advertising of $418,000 due to costs associated with increased loan and deposit products and account volumes.

Balance Sheet Summary

Our total assets increased $446.7 million, or 23.0%, to $2,386.8 million, as of June 30, 2012, up from $1,940.1 million at June 30, 2011. The loan portfolio increased a net $395.5 million, primarily from portfolio loan originations of $732.8 million less principal repayments of $278.2 million. Loans held for sale increased $59.1 million and investment securities decreased $38.3 million as principal repayments exceeded new security investments. Total liabilities increased by $387.9 million or 21.6%, to $2,180.2 million at June 30, 2012, up from $1,792.3 million at June 30, 2011. The increase in total liabilities resulted primarily from growth in demand, savings and time deposits of $274.8 million and growth in FHLB borrowings of $117.0 million. Stockholders' equity increased by $58.8 million, or 39.8%, to $206.6 million at June 30, 2012, up from $147.8 million at June 30, 2011. The increase was primarily the result of $29.5 million in net income for the fiscal year, the net issuance of preferred stock of $19.5 million and the net issuance of common stock of $13.3 million.

BofI's Tier 1 capital was 8.62% at June 30, 2012 compared to 7.99% at June 30, 2011.

Conference Call

A conference call and webcast will be held on Thursday, August 9, 2012 at 4:30 PM Eastern / 1:30 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-430-8683, conference ID # 7427208; international callers should dial: 719-325-2272, using the same conference ID number. The conference call will be webcast live and may be accessed at BofI's website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI's website for 30 days.
About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BofI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With over $2.3 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 3000 Index.
Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as core earnings. Core earnings exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI's core lending and mortgage banking business. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors' understanding of its business and performance, these non-GAAP measures should not be consider in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to core earnings:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Dollars in Thousands)
Net income	$8,565	$5,545	$29,476	$20,579
Realized securities gains	—	(460)	—	(2,420)
Unrealized securities losses (gains)	425	(98)	2,018	890
Tax provision	(173)	226	(817)	609
Core earnings	$8,817	$5,213	$30,677	$19,658

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI's financial prospects and other projections of its performance and asset quality, BofI's ability to grow and increase its business and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI's periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contact:
BofI Holding, Inc.
Gregory Garrabrants, President and CEO
858/350-6203
Gregory.Garrabrants@bofifederalbank.com

Investor Relations:
MZ Group, Inc.
Mark A. McPartland, Senior Vice President
1-212-301-7130
markmcp@mzgroup.us

BofI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

	June 30,
	2012	2011
Selected Balance Sheet Data:
Total assets	$2,386,845	$1,940,087
Loans, net of allowance for loan losses	1,720,563	1,325,101
Loans held for sale, at fair value	38,469	20,110
Loans held for sale, lower of cost or fair value	40,712	—
Allowance for loan losses	9,636	7,419
Securities—trading	5,838	5,053
Securities—available for sale	164,159	145,671
Securities—held to maturity	313,032	370,626
Total deposits	1,615,088	1,340,325
Securities sold under agreements to repurchase	120,000	130,000
Advances from the FHLB	422,000	305,000
Subordinated debentures and other borrowings	5,155	7,655
Total stockholders’ equity	206,620	147,766

BofI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

	At or for the Quarters Ended June 30,		At or for the Fiscal Year Ended June 30,
	2012	2011	2012	2011
Selected Income Statement Data:
	$30,004	$25,334	$115,733	$92,935
Interest expense	8,414	8,919	36,545	34,422
Net interest income	21,590	16,415	79,188	58,513
Provision for loan losses	2,100	1,450	8,063	5,800
Net interest income after provision for loan losses	19,490	14,965	71,125	52,713
Noninterest income	4,958	2,020	16,370	7,993
Noninterest expense	10,012	7,666	37,958	26,534
Income before income tax expense	14,436	9,319	49,537	34,172
Income tax expense	5,871	3,774	20,061	13,593
Net income	$8,565	$5,545	$29,476	$20,579
Net income attributable to common stock	$8,187	$5,467	$28,205	$20,270
Per Share Data:
Net income:
Basic	$0.69	$0.50	$2.45	$1.88
Diluted	$0.64	$0.50	$2.33	$1.87
Book value per common share	$15.82	$13.67	$15.82	$13.67
Tangible book value per common share	$15.82	$13.67	$15.82	$13.67
Weighted average number of common shares outstanding:
Basic	11,927,912	10,908,001	11,489,190	10,763,571
Diluted	13,237,863	10,979,508	12,488,555	10,857,470
Common shares outstanding at end of period	11,512,536	10,436,332	11,512,536	10,436,332
Performance Ratios and Other Data:
Loan originations for investment	$202,735	$247,775	$732,826	$608,901
Loan originations for sale	167,044	53,877	664,622	216,868
Loan purchases	—	13,802	—	124,784
Return on average assets	1.48%	1.21%	1.35%	1.26%
Return on average common stockholders’ equity	17.76%	15.57%	16.95%	15.17%
Interest rate spread [1]	3.67%	3.56%	3.55%	3.50%
Net interest margin [2]	3.80%	3.69%	3.70%	3.67%
Efficiency ratio [3]	37.71%	41.58%	39.72%	39.90%
Capital Ratios:
Equity to assets at end of period	8.66%	7.62%	8.66%	7.62%
Tier 1 leverage (core) capital to adjusted tangible assets [4]	8.62%	7.99%	8.62%	7.99%
Tier 1 risk-based capital ratio [4]	13.69%	12.41%	13.69%	12.41%
Total risk-based capital ratio [4]	14.32%	13.01%	14.32%	13.01%
Tangible capital to tangible assets [4]	8.62%	7.99%	8.62%	7.99%
Asset Quality Ratios:
Net charge-offs to average loans outstanding	0.19%	0.31%	0.35%	0.45%
Nonperforming loans to total loans	0.98%	0.72%	0.98%	0.72%
Nonperforming assets to total assets	0.77%	0.99%	0.77%	0.99%
Allowance for loan losses to total loans held for investment at end of period	0.55%	0.56%	0.55%	0.56%
Allowance for loan losses to nonperforming loans	56.28%	77.18%	56.28%	77.18%
1 Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
2 Net interest margin represents net interest income as a percentage of average interest-earning assets.
3 Efficiency ratio represents noninterest expense as a percentage of the aggregate of net interest income and noninterest income.
4 Reflects regulatory capital ratios of BofI Federal Bank only.